Exhibit No. 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as amended, of our report dated April 14, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the balance sheet of Concreit Fund I LLC (the “Fund”) as of December 31, 2019, the related statements of operations, members’ equity, and cash flows for the period from May 24, 2019 through December 31, 2019, and the related notes to the financial statements.

/s/ dbbmckennon

Newport Beach, California

April 22, 2020